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                              CERPROBE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   EXHIBIT 11

                                                         Three Months Ended                 Nine Months Ended
                                                            September 30,                      September 30,
                                                            -------------                      -------------
                                                        2000             1999              2000             1999
                                                        ----             ----              ----             ----
Net income (loss)                                   $ 3,084,934      $  (878,138)      $ 5,862,062      $(2,392,070)
                                                    ===========      ===========       ===========      ===========

Weighted average number of
common shares outstanding                             9,486,424        7,836,237         9,444,969        7,740,136

Common equivalent shares representing shares
issuable upon exercise of stock options                 567,002           12,059           442,573           89,430

Convertible preferred stock                                  --               --                --               --

Subtraction of common equivalent shares due to
antidilutive nature                                          --          (12,059)               --          (89,430)
                                                    -----------      -----------       -----------      -----------

Dilutive adjusted weighted average shares
and assumed conversions                              10,053,426        7,836,237         9,887,542        7,740,136
                                                    ===========      ===========       ===========      ===========



Basic net income (loss) per share                   $      0.33      $     (0.11)      $      0.62      $     (0.31)
                                                    ===========      ===========       ===========      ===========


Diluted net income (loss) per share                 $      0.31      $     (0.11)      $      0.59      $     (0.31)
                                                    ===========      ===========       ===========      ===========